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                              For Immediate Release

                  Mattress Discounters defers interest payment

                                                                        Contact:
                                                              Steve Newton - CEO
                                                                Rick Frier - CFO
                                                            Mattress Discounters
                                                                  (301) 856.6755

Upper Marlboro, MD, July 15th, 2002 -- Mattress Discounters Corporation today announced that it is deferring interest payments on its 12 5/8% Senior Notes, taking advantage of a 30 day grace period provided for under the terms of those notes. Deferment beyond the 30 day grace period could result in a default under the terms of the Senior Notes as well as a default under Mattress Discounters' Amended and Restated Credit Facility. Steve Newton, the Chief Executive Officer of Mattress Discounters stated "We are in the midst of very constructive discussions with all of the current stakeholders including bondholders holding more than a majority of our bonds, the equity holders and our major suppliers. Our suppliers continue to be fully supportive of our Company allowing us to operate without interruption while these discussions continue." Sealy, Inc.'s Chief Executive Officer, David McIlquham stated "Sealy is working with Mattress Discounters Management Team and is hopeful that matters will be successfully resolved with the bondholders in the near future." Derron S. Slonecker of Houlihan Lokey Howard & Zukin, the financial advisor to an Ad-hoc committee of Mattress Discounters' Senior Noteholders, stated "The committee is supportive of the actions taken by the company's management to improve business and are encouraged by recent results. We expect to continue working with all parties on a consensual basis to resolve the company's capital structure issues in a timely manner."

Statements contained in this press release concerning the status of our discussions with our suppliers, bondholders and equity holders, or support of our suppliers, the current operation of our business, and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include our ability to reach an agreement with our bondholders and lenders to restructure our debt and the continued support of our key suppliers . While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Mattress Discounters is headquartered in Upper Marlboro, Maryland, employing 1,300 people. With over 20 years in business and more than 240 company-owned stores across the nation, they are the largest specialty mattress retailer in America and one of the world's largest retailers of Sealy mattresses.